Exhibit 10.7

Lexmark International, Inc.

2006-2008 Long-Term Incentive Plan

Agreement

(As Amended and Restated Effective as of December 17, 2007)

This 2006-2008 Long-Term Incentive Plan (the "2006-2008 LTIP") Agreement (“Agreement”) between Lexmark International, Inc., a Delaware corporation (the "Company"), and the person specified on the signature page (the "Participant"), as entered into as of March 13, 2006, is hereby amended and restated, effective as of December 17, 2007.

This Agreement is only a summary of the principal terms governing the 2006-2008 LTIP. The 2006-2008 LTIP is subject in all respects to the terms of the Lexmark International, Inc. Stock Incentive Plan, as amended and restated April 30, 2003 (the "Plan").  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.  It is important that the Participant read and understand the Plan and not rely solely on the brief description that follows.  All capitalized terms used but not defined herein shall have the meaning set forth in the Plan.

Overview

The 2006-2008 LTIP is designed to reward the achievement of specific performance objectives over a three-year period.  The Compensation and Pension Committee of the Board of Directors of the Company (the "Committee") established the performance objectives and performance measures set forth below for the performance period beginning January 1, 2006 and ending December 31, 2008 (the "Performance Period").

Depending upon the Company's attainment of the performance objectives and certain financial performance measures of the Company's peers, the Participant may be eligible to receive a payment under the 2006-2008 LTIP, as set forth below.

Plan Measurements

For the Performance Period, the Committee has established the following performance measures based on the Company's strategic plan for the Performance Period:

[Intentionally Omitted]

Market share attainment will be calculated by aggregating the points achieved in each market segment as outlined in the following tables.  Segment market share will be measured at the end of the Performance Period based on market research reported by IDC or such other market research provider as determined to be appropriate by the Committee at the time, in its sole discretion.

[Intentionally Omitted]

At the end of the three-year Performance Period, if the aggregate attainment based upon the two performance measures is below the Minimum level, there is an additional calculation comparing the Return on Invested Capital ("ROIC") for the Company with that of its peer companies over the same three-year period.  The calculation of the Company's ROIC will be based upon Net Income before Extraordinary Items.  If the Company's ROIC is at or above the median average of the ROIC of the peer companies included in the S&P Technology Index or, in the event that such index is no longer available, such other index as determined to be appropriate by the Committee at the time in its sole discretion, the 2006-2008 LTIP will be funded at 15% of Target for each of the two performance measures (as specified below) regardless of any below-Minimum attainment for the two performance measures.

Target Opportunity

The 2006-2008 LTIP awards are denominated in cash, but in the Committee's sole discretion may be paid in cash, the Company’s Class A Common Stock or a combination of cash and the Company’s Class A Common Stock.  For the Performance Period, your target award is [TARGET AMOUNT].

The chart below and the examples in Attachment A illustrate how the 2006-2008 LTIP awards will be calculated. The level of attainment for Operating Income is not linked to the level of attainment for Market Share.  As a result, the level of attainment on each performance measure may independently generate a payment to Participants based on its achievement.

------------------------------------------ ------------------------- ---------------------- ------------------------
Target Opportunity                            Minimum                  Target               Maximum
------------------------------------------ ------------------------- ---------------------- ------------------------
------------------------------------------ ------------------------- ---------------------- ------------------------

Operating Income                          15% of Target       50% of Target     100% of Target

------------------------------------------ ------------------------- ---------------------- ------------------------

Market Share                                 15% of Target       50% of Target     150% of Target

------------------------------------------ ------------------------- ---------------------- ------------------------

Committee Discretion

The Committee may use its sole discretion in determining the amount of any payment, or no payment, to Participants under the 2006-2008 LTIP based on any factors that it deems appropriate.

Payout Timing

The Committee intends to review and approve the Company's business results and Market Share position as compared to the 2006-2008 LTIP performance measures and the Company's business results compared to the peer companies included in the index stated above following the end of the three-year Performance Period. These reviews are expected to occur in a 2009 Committee meeting.  Payments will be made only after the Committee approval has occurred, and any such payments will be made in 2009 and no later than two and one-half months after the end of the three-year Performance Period.

Termination of Employment

Except in the event of the death, Disability or Retirement of the Participant during the third year of the Performance Period, the Participant must be employed at the end of the Performance Period (December 31, 2008) to receive a payout.  If the Participant terminates employment for any reason (including death, Disability or Retirement) during the first two years of the Performance Period, the Participant shall forfeit all rights to any payments under this Agreement.  If the Participant should terminate employment due to death, Disability or Retirement during the third year of the Performance Period, the payout, if any is achieved based on actual performance of the Company and its peers over the Performance Period, will be prorated and paid out after the end of the Performance Period subject to the approval of the Committee and in accordance with the payout timing described above.  For purposes of this Agreement, (a) “Disability” means a physical or mental disability or infirmity of the Participant, as defined in any disability plan sponsored by the Company or any Subsidiary which employs the Participant, or, if no such plan is sponsored by the Participant’s employer, the Lexmark International, Inc. Long-term Disability Plan; and (b) “Retirement” means a Participant’s retirement at or after normal retirement age under the terms of the retirement plan sponsored by the Company or any Subsidiary which employs such Participant.

Forfeiture of the Award

The Participant acknowledges that this opportunity for a long-term incentive award has been granted as an incentive to the Participant to remain employed by the Company or one of its Subsidiaries and to exert his or her best efforts to enhance the value of the Company and its Subsidiaries over the long-term. Accordingly, the Participant agrees that if he or she (a) within 12 months of termination of employment with the Company, or its Subsidiaries, accepts employment with a competitor of the Company or one of its Subsidiaries or otherwise engages in competition with the Company or one of its Subsidiaries, or (b) within 36 months of termination of employment with the Company, or its Subsidiaries, directly or indirectly, disrupts, damages, interferes or otherwise acts against the interests of the Company or one of its Subsidiaries, including, but not limited to, recruiting, soliciting or employing, or encouraging or assisting the Participant's new employer or any other person or entity to recruit, solicit or employ, any employee of the Company or one of its Subsidiaries without the Company's prior written consent, which may withheld in its sole discretion, or (c) within 36 months of termination of employment with the Company, or its Subsidiaries, disparages, criticizes, or otherwise makes any derogatory statements regarding the Company or its Subsidiaries or their directors, officers or employees, or (d) discloses or otherwise uses confidential information or material of the Company or one of its Subsidiaries, each of these constituting a harmful action, then the Participant shall immediately repay to the Company the full amount of the award received under the terms and conditions of the 2006-2008 LTIP.  The Committee shall have the right not to enforce the provisions of this paragraph with respect to the Participant.

Participant agrees to be fully liable for any breach of this above described covenant, promise and agreement.  Participant agrees to reimburse Lexmark for all costs and expenses, including attorneys’ fees, incurred by Lexmark in enforcing the obligations of Participant.  This entire provision shall survive the termination of the Agreement and, in no manner, shall the remedies described herein be considered as Lexmark’s exclusive or entire remedy for Participant’s breach, non-compliance or violation of any other agreement that Participant may have entered into with Lexmark.

Tax Withholding

In the event that the payout of the award is made in Class A Common Stock of the Company, delivery of such stock shall not be made unless and until the Participant, or, if applicable, the Participant’s beneficiary or estate, has made appropriate arrangements for the payment to the Company of an amount sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other tax requirements, as determined by the Company.  To satisfy the Participant’s applicable withholding and other tax requirements, the Company may, in its sole discretion, withhold a number of shares of Class A Common Stock having an aggregate Fair Market Value on the payout date equal to the applicable amount of such withholding and other tax requirements, subject to any rules adopted by the Committee or required to ensure compliance with applicable law, including, but not limited to, Section 16 of the Securities Exchange Act of 1934, as amended.  Any cash payment made under this Agreement shall be made net of any amounts required to be withheld or paid with respect thereto (and with respect to any shares of Class A Common Stock delivered therewith) under any applicable U.S. federal, state and local and non-U.S. tax withholding and other tax requirements.

Transferability

Unless otherwise provided in accordance with the provisions of the Plan, the award granted pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Participant, other than by will or the laws of descent and distribution.  The term “Participant” as used in this Agreement shall include any permitted transferee.

Interpretation; Construction

All powers and authority conferred upon the Committee pursuant to any term of the Plan or this Agreement shall be exercised by the Committee, in its sole discretion.  All determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan or this Agreement shall be final, binding and conclusive for all purposes and upon all persons and, in the event of any judicial review thereof, shall be overturned only if arbitrary and capricious.  The Committee may consult with legal counsel, who may be counsel to the Company or any of its subsidiaries, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

Amendment

The Committee shall have the right to alter or amend the 2006-2008 LTIP and this Agreement in its sole discretion, from time to time, as provided in the Plan in any manner for the purpose of promoting the objectives of the Plan, provided that no such amendment shall impair the Participant's rights under the 2006-2008 LTIP without the Participant's consent. Subject to the preceding sentence, any alteration or amendment to the 2006-2008 LTIP by the Committee shall, upon adoption by the Committee, become and be binding and conclusive. The Company shall give written notice to the Participant of any such alteration or amendment of the 2006-2008 LTIP as promptly as practical after the adoption.  This Agreement may also be amended in writing signed by both an authorized representative of the Company and the Participant.

No Guarantee of Employment or Future Incentive Awards

Nothing in the Plan or the 2006-2008 LTIP shall be deemed to:

(a) interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Participant's employment at any time for any reason, with or without cause;

(b) confer upon the Participant any right to continue in the employ of the Company or any Subsidiary; or

(c) provide Participant the right to receive any Incentive Awards under the Plan in the future or any other benefits the Company may provide to some or all of its employees.

Internal Revenue Code Section 409A
The parties intend for the awards under this Agreement to meet the “short-term deferral” exception from the provisions of Code Section 409A and the Treasury regulations issued thereunder or to otherwise comply with Code Section 409A and the guidance and Treasury regulations issued thereunder.  Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden.

Assignability

Neither this Agreement or any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior consent of the other party.

Applicable Law

The 2006-2008 LTIP and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws and excluding any conflict or choice of law rule or principle that may otherwise refer construction or interpretation of the 2006-2008 LTIP or this Agreement to the substantive law of another jurisdiction.

Jurisdiction

The Participant hereby irrevocably and unconditionally submits to the jurisdiction and venue of the state courts of the Commonwealth of Kentucky and of the United States District Court of the Eastern District of Kentucky located in Fayette County, Kentucky, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such Kentucky state, or to the extent required by law, United States federal courts located in such jurisdiction.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Participant further agrees that any action related to, or arising out of, this Agreement shall only be brought by Participant exclusively in the federal and state courts located in Fayette County, Kentucky.  Nothing in this Agreement shall affect any right that the Company may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

Section and Other Headings, Etc.

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  In this Agreement all references to “dollars” or “$” are to United States dollars.

Severability

If any provision of this Agreement, the 2006-2008 LTIP or the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement, the 2006-2008 LTIP or the Plan, and the Agreement, the 2006-2008 LTIP and the Plan shall be construed and enforced as if such provision had not been included.

Survival

Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Please sign and date this Agreement to acknowledge that you have read the terms of this Agreement and understand that this 2006-2008 LTIP award is subject to the provisions of the Plan and that you agree to the terms and conditions contained herein and therein.

                                                 LEXMARK INTERNATIONAL, INC.

                                          By:  _________________________________

                                               Vice President of Human Resources

                                               EXECUTIVE:

                                          By:  (Name)

                                               _________________________________
                                                (sign your name)

                                          Date:_________________________________

                                               _________________________________
                                                (Beneficiary Name)

Attachment A - Long-Term Incentive Plan Examples

Bonus Opportunity	Minimum	Target	Maximum
2008 Operating Income	15% of Target	50% of Target	100% of Target
Market Share	15% of Target	50% of Target	150% of Target

	Example 1	Example 2	Example 3	Example 4	Example 5
Level of Attainment
2008 Operating Income	Target	Minimum	Maximum	Minimum	Minimum
Market Share	Target	Minimum	Maximum	Target	Below Minimum

Level of Attainment (% of Target)
2008 Operating Income	50%	15%	100%	15%	15%
Market Share	50%	15%	150%	50%	0%
Aggregate Attainment	100%	30%	250%	65%	15%

Target Award ($)	$100,000	$100,000	$100,000	$100,000	$100,000
Aggregate Attainment (% of Target)	100%	30%	250%	65%	15%
Payout (Target times Aggregate Attainment)	$100,000	$30,000	$250,000	$65,000	1 $15,000

(1)  Since the aggregate attainment based upon the two performance measures is below the Minimum level (30%), there would be an additional calculation comparing the Return on Invested Capital for the Company with that of its peer companies over the same three-year Performance Period and the potential for funding the payout at the Minimum level (30%).